Exhibit 10.1

EXECUTION VERSION

COOPERATION AND SUPPORT AGREEMENT

This Cooperation and Support Agreement (this “Agreement”) is made and entered into as of January 27, 2021, by and among Barnwell Industries, Inc., a Delaware corporation (the “Company”), MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, Bradley M. Tirpak and Ned L. Sherwood (collectively, the “MRMP Stockholders,” and each of the Company and each of the MRMP Stockholders, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the MRMP Stockholders beneficially own, in the aggregate, 1,508,983.138 shares of the Company’s common stock, par value $0.50 per share (the “Company Common Stock”), representing approximately 18.2% of the Company’s outstanding shares;

WHEREAS, the MRMP Stockholders submitted a letter to the Company on December 31, 2020 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”);

WHEREAS, as of the date hereof, the Company and the MRMP Stockholders have determined that it is in their respective best interests to come to an agreement with respect to the Company’s slate of directors proposed to be elected at the 2021 Annual Meeting and as to certain other matters, as provided herein; and

WHEREAS, concurrently with the execution of this Agreement, Alexander C. Kinzler and the Company have entered into a separate letter agreement, pursuant to which Mr. Kinzler has agreed to limit his beneficial ownership of the Company Common Stock during the Standstill Period (as hereinafter defined) in accordance with provisions that identical to those contained in Section 1(b)(v) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(a)	Director Nominations.

The Company hereby agrees that the Board and all applicable committees thereof shall take all necessary actions to nominate each of Bradley M. Tirpak, Philip J. McPherson, Douglas N. Woodrum, Robert J. Inglima, Jr., Kenneth S. Grossman, Alexander C. Kinzler, and Peter J. O’Malley (collectively, the “Director Nominees”) to stand for election to the Board at the 2021 Annual Meeting for a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Board, based on information provided by the Director Nominees, has determined that each of the Director Nominees, other than Mr. Kinzler, would (A) qualify as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and (B) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors.  The Company and the Board shall, with respect to the 2021 Annual Meeting, (i) include each of the Director Nominees as a nominee for election to the Board in its proxy statement and on its proxy card distributed to shareholders, (ii) recommend to the shareholders of the Company the election of each of the Director Nominees to the Board, and (iii) solicit proxies in favor of and otherwise support the election of each of the Director Nominees to the Board in a manner no less rigorous and less favorable than the manner in which the Company supported its incumbent nominees to the Board with respect to prior annual meetings of the Company.

(b)	Additional Agreements.

(i)
At the first regular meeting of the Board following the 2021 Annual Meeting, the Board shall appoint one of Mr. McPherson, Mr. O’Malley or Mr. Inglima as Chairman of the Board; provided, that the current Chairman shall remain Chairman until such appointment is so made.

(ii)
The MRMP Stockholders each agree to comply, and cause their Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(iii)
The MRMP Stockholders, on behalf of themselves and their controlled Affiliates and Associates, hereby irrevocably withdraw their Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period (as hereinafter defined), except as otherwise provided herein, the MRMP Stockholders shall not, and shall cause each of their controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders or (D) initiate, encourage or participate in any solicitation of written consents from the Company’s stockholders. The MRMP Stockholders shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(b)(iii).

(iv)
During the Standstill Period (as hereinafter defined), the MRMP Stockholders agree that they will (A) be present for quorum purposes at any annual or special meeting of the Company’s stockholders, and (B) vote or cause to be voted (including in any action by written consent) all shares of the Company Common Stock beneficially owned, or deemed to be beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), and entitled to vote as of the record date, by the MRMP Stockholders:

(1)	in favor of the slate of directors recommended by the Board;

(2)	against the removal of any of the Company’s directors; and

(3)
in accordance with the Board’s recommendation with respect to any other matter brought to a vote of the Company’s stockholders (including all stockholder proposals under Rule 14a-8 promulgated under the Exchange Act) unless both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended otherwise with respect to such matter, in which case, the MRMP Stockholders shall be permitted to vote in accordance with ISS’s and Glass Lewis’ recommendation, provided that with respect to this sub-clause (3), the MRMP Stockholders shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other similar business combination transaction, in each case voted on at a meeting of the Company’s stockholders.

(v)
During the Standstill Period, each MRMP Stockholder agrees that neither such MRMP Stockholder, nor any of his or its respective Affiliates and controlled Associates, shall acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Company Common Stock or any securities convertible or exchangeable into or exercisable for Company Common Stock (collectively, “Company Securities”), or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities, without the consent of the Company’s Board; provided that Mr. Ned L. Sherwood and his Affiliates may acquire beneficial ownership of, or economic exposure to, Company Securities, provided that, after giving effect to any such acquisition, Mr. Ned L. Sherwood and his Affiliates, taken together, shall not have, in the aggregate, beneficial ownership of, or economic exposure to, more than twenty percent (20%) of the Company’s outstanding Company Securities that are entitled to vote at any meeting of the Company’s stockholders.

(vi)
On or before March 31, 2021, the Board will take appropriate action to effect the termination of the Company’s Post Retirement Medical Plan (“PRMP”) in compliance with its terms and conditions, which include giving participants in the PRMP notice of such termination at least 60 days prior to the effective date of such termination.  Approval of the applicable resolutions by the Board, on or before March 31, 2021, to initiate such termination procedure shall be deemed to satisfy the requirements of this Section 1(b)(vi).

(vii)
Promptly following the 2021 Annual Meeting, the Board will consider appropriate means to raise equity capital for the Company, including, among other means, an “at the market” (hereinafter “ATM”) offering, rights offering or similar capital raise.

(1)
In the event that equity capital is raised for the Company, Mr. Ned L. Sherwood and his affiliates will be entitled to participate in such offering and acquire shares in an amount equal to their pro rata percentage ownership of the outstanding shares of the Company. For example, if Mr. Ned L. Sherwood and his affiliates own 18.2% of the Company’s outstanding shares prior to an equity offering, they will be entitled to acquire up to 18.2% of such shares offered for new equity; provided however, that in the case of an ATM offering, Mr. Sherwood will have the right to acquire shares directly from the Company in an amount that will maintain his (and his Affiliates’) pro rata percentage interest in the Company and the Company will sell shares directly to Mr. Sherwood (and his Affiliates) as contemplated by this paragraph.

(viii)
Prior to the date hereof, each of the Director Nominees has delivered to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company, and provided all other information as reasonably required by the Company to determine the eligibility of such Director Nominee to serve as a director of the Company and the qualifications of such Director Nominee to serve on any committee of the Board, including information that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such individual. The Company agrees that each of the Director Nominees shall (A) receive the same director compensation and be indemnified by the Company in the same manner as all other non-management directors of the Company and (B) receive the benefit of customary directors’ and officers’ liability insurance coverage in accordance with the terms of any such insurance policy, if obtained.

(ix)
During the Standstill Period, the Board will not expand the size of the Board above seven members.  During the Standstill Period, the Board shall not establish or maintain an executive committee or another committee with similar powers of the Board without each of Messrs. Tirpak, McPherson and Woodrum being appointed as a member of such committee.  The Company shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by the Company under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions of this Agreement.

2.	Standstill Provisions.

(a)
The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for directors for the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), pursuant to the Company’s Amended and Restated By-Laws (the “By-Laws”); provided that (i) if the Company does not achieve a positive Pre-Tax Profit (as hereinafter defined) for fiscal year 2021 or (ii) if the Company notifies the MRMP Stockholders that it does not intend to nominate any of Messrs. Tirpak, Woodrum or McPherson (or replacement nominees satisfactory to the MRMP Stockholders) for election to the Board at the 2022 Annual Meeting, or if the Company proposes to expand the Board above seven members, then the Standstill Period will terminate upon the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for directors for the 2022 Annual Meeting; provided, further, that the Company will notify the MRMP Stockholders if it does not intend to nominate any of Messrs. Tirpak, Woodrum or McPherson for election to the Board at the 2022 Annual Meeting, or if the Company proposes to expand the Board above seven members, not later than ten (10) business days prior to the deadline for the submission of stockholder nominations for directors for the 2022 Annual Meeting, pursuant to the By-Laws. The MRMP Stockholders agree that during the Standstill Period, none of the MRMP Stockholders nor any of their respective Affiliates will, and each of the MRMP Stockholders will cause each their respective Affiliates not to, directly or indirectly, in any manner, alone or in concert with others, without prior written consent, invitation, approval or authorization of the Board or except as otherwise provided for in this Agreement:

(i)
make, participate in or propose any tender or exchange offer for any Company Securities or any merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets;

(ii)	make any private proposal, alone or in concert with others, that would reasonably be expected to require the Company or the MRMP Stockholders to make public disclosure (of any kind);

(iii)
engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of stockholders or security holders with respect to, or from the holders of, Company Securities (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against stockholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any stockholder meeting or providing such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to this Agreement or otherwise);

(iv)
except as specifically set forth in this Agreement, seek any additional representation on the Board, seek the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;

(v)	make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(vi)
except as specifically set forth in this Agreement, present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal, resolution or motion for consideration for action by stockholders or seek to call any meeting of stockholders of the Company;

(vii)
grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or to the MRMP Stockholders’ Affiliates, who are subject to the restrictions set forth in this Section 2, or as otherwise expressly permitted by Section 1(b)(iv)(3) above) inconsistent with the terms of this Agreement or deposit any Company Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or special meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts, swap agreements and the like, and any arrangements solely among the MRMP Stockholders);

(viii)
except as specifically set forth in this Agreement, make any public disclosure, announcement, statement, proposal, plan or request with respect to: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals relating to any change in the number or term of directors or the filling of any vacancies on the Board, (B) any material change in the business, capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, compensation, business, corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or the By-Laws, (E) causing a class of Company Securities to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity Company Securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, that the foregoing shall not prevent any of the Director Nominees from discussing any of the matters set forth in this Section 2(a)(viii) in private meetings of the Board while serving as a director in the exercise of his fiduciary duties to the Company or its stockholders.

(ix)
form, join or act in concert with any person, partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Company Securities, other than solely with other MRMP Stockholders and Affiliates of the MRMP Stockholders, with respect to the Company Securities now or hereafter owned by them;

(x)
make any public disclosure, announcement, plan or request involving the Company, its management, business, policies or the Board; provided that the MRMP Stockholders may file with the SEC amendments to their Schedule 13D;

(xi)
make any request or submit any proposal to amend or waive the terms of this Agreement, which could reasonably be expected to require a public announcement or disclosure of such a request or proposal; or

(xii)
enter into any agreements or understandings (whether written or oral) with any third party to take any action with respect to any of the foregoing, or facilitate, knowingly assist, finance, knowingly encourage or seek to persuade any third party to take any action the MRMP Stockholders are prohibited from taking pursuant to this Section 2.

(b)
Nothing in this Section 2 shall be deemed to limit the exercise in good faith by any of Director Nominees designated by the MRMP Stockholders (or their replacement designees) of their fiduciary duties or rights in their capacity as directors of the Company or from participating in discussions and determinations of the Board.

(c)
“Pre-tax Profit” is hereby defined for purposes of this Agreement as the Company’s “loss/income before income taxes” with respect to its fiscal year 2021 financial results as reported on its Consolidated Statement of Operations in its Form 10-K filed with the Securities & Exchange Commission (“SEC”) with a clean auditors’ report in accordance with US GAAP and modified by excluding the following:

(i)	Non-cash charges relating to impairments, write-downs or write-offs of oil and gas asset values;

(ii)	Payments made to the MRMP Stockholders pursuant to this Agreement or otherwise, other than compensation and reimbursements paid to directors of the Company;

(iii)
All costs incurred by the Company for fiscal 2021 with regard to responding to or otherwise addressing the Nomination Notice received from the MRMP Stockholders, including without limitation legal costs, proxy solicitation costs and public relations costs, not in excess of $150,000 in the aggregate; and

(iv)
All costs incurred in the preparation of and filing of an S-3 Registration Statement or other actions taken to permit the raising of equity capital for the Company as contemplated in paragraph 1(b)(vii), hereof, not in excess of $200,000 in the aggregate.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the MRMP Stockholders that (a) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate any organizational document of the Company, (ii) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of the MRMP Stockholders.

The MRMP Stockholders each represent and warrant to the Company that (a) the authorized signatories set forth on the signature page hereto have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the MRMP Stockholders thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the MRMP Stockholders, and constitutes a valid and binding obligation of the MRMP Stockholders, enforceable against the MRMP Stockholders in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the MRMP Stockholders does not and will not (i) violate any organizational document of any of the MRMP Stockholders, (ii) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the MRMP Stockholders or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which the MRMP Stockholders are a party or by which they are bound; (d) as of the date hereof, the MRMP Stockholders beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 1,508,983.138 shares of Company Common Stock; and (e) as of the date hereof, the MRMP Stockholders do not currently have, and do not currently have any right to acquire, any interest in any other Company Securities (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such Company Securities or any obligations measured by the price or value of any Company Securities or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Securities, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Company Securities, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Termination.

This Agreement may be terminated (the date of such termination, the “Termination Date”) as follows:

(a)	automatically upon the end of the Standstill Period;

(b)	by mutual written agreement of the Parties; or

(c)
by either Party, by written notice of such termination, if the other Party shall have materially breached this Agreement, which breach remains uncured after being provided a reasonable opportunity to cure such breach;

provided, that the provisions of Section 5 through Section 10 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

6.	Specific Performance.

Each of the MRMP Stockholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the MRMP Stockholders, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond) at the discretion of a court of competent jurisdiction, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse the MRMP Stockholders for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) in connection with the MRMP Stockholders’ election contest at the Company’s 2020 annual meeting of stockholders and the negotiation of this Agreement incurred through the filing of an amended Schedule 13D promptly after the date of this Agreement, in an amount not to exceed $300,000 in the aggregate. One-half of such expenses shall be paid promptly following the execution of this Agreement and one-half of such expenses shall be paid within ninety (90) days of the date of this Agreement.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally or sent by email or (b) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The contact information for such communications shall be:

If to the Company:	Barnwell Industries, Inc.
1100 Alakea Street, Suite 2900
Honolulu, Hawaii
	Attention:	Alexander C. Kinzler
	Email:	akinzler@brninc.com

With a copy (which shall not constitute notice) to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
	Attention:	Christopher J. Doyle
	Email:	cdoyle@stroock.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
	Attention:	Richard J. Grossman
	Email:	richard.grossman@skadden.com

If to the MRMP Stockholders:	Ned L. Sherwood
151 Terrapin Point
Vero Beach, Florida 32963

With a copy (which shall not constitute notice) to:	Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
	Attention:	Derek D. Bork
	Email:	derek.bork@thompsonhine.com

10.	Governing Law; Jurisdiction.

This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflicts of law principles.  Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by such Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any other appropriate Delaware state or federal court), and appellate courts thereof, and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement.  Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, none of the Parties shall be bound by any contractual obligation to the other Parties (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Parties (including by means of electronic delivery).

12.	Mutual Non-Disparagement.

From the date of this Agreement until the end of the Standstill Period, subject to any applicable legal obligation to do so in response to or compliance with a subpoena, a validly issued legal process or a request by a governmental or regulatory authority, each of the Parties covenants and agrees that, neither such Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, limited partners, officers, key employees or directors (collectively, “Representatives”) shall publicly criticize, attempt to discredit, disparage, call into disrepute, make ad hominem attacks on or otherwise defame or slander the other Party or such other Party’s officers and directors (whether current or former), Affiliates, subsidiaries, employees or Representatives or any of their practices, procedures, businesses, business operations, products or services, except that the Company and the MRMP Stockholders may each (i) make any factual statement required by law or (ii) respond to any breach by the other Parties of this Section 12.

13.	Public Announcements.

Promptly following the execution of this Agreement, the Company and the MRMP Stockholders shall announce this Agreement by means of a mutually agreed press release in substantially the form attached hereto as Exhibit A (the “Press Release”). During the Standstill Period, neither the Company nor the MRMP Stockholders shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges and agrees that the MRMP Stockholders will file this Agreement and file or furnish the Press Release with the SEC (i) as an exhibit to an amendment to its Schedule 13D (the “MRMP Stockholders 13D/A”) within two (2) business days of the execution of this Agreement and (ii) pursuant to any securities and/or exchange rules and regulations that are applicable to the MRMP Stockholders. The Company shall be given a reasonable opportunity to review and comment on the MRMP Stockholders 13D/A with respect to this Agreement prior to the filing with the SEC, and the MRMP Stockholders shall give reasonable consideration in good faith to any reasonable comments of the Company. The MRMP Stockholders each acknowledge and agree that the Company will file this Agreement and file or furnish the Press Release with the SEC (i) as exhibits to a Current Report on Form 8-K (the “Company 8-K”) within four (4) business days of the execution of this Agreement and (ii) pursuant to any securities and/or exchange rules and regulations that are applicable to the Company. The MRMP Stockholders shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of the MRMP Stockholders.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to the subject matter thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the MRMP Stockholders, the prior written consent of the Company, and with respect to the Company, the prior written consent of the MRMP Stockholders. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

BARNWELL INDUSTRIES, INC.

By:	/s/ Alexander C. Kinzler
	Name:	Alexander C. Kinzler
	Title:	President, Chief Executive Officer, Chief Operating Officer and General Counsel

MRMP-MANAGERS LLC

By:	/s/ Ned L. Sherwood
	Name:	Ned L. Sherwood
	Title:	Investment Manager

NED L. SHERWOOD REVOCABLE TRUST

By:	/s/ Ned L. Sherwood
	Name:	Ned L. Sherwood
	Title:	Trustee

/s/ Bradley M. Tirpak
BRADLEY M. TIRPAK

/s/ Ned L. Sherwood
NED L. SHERWOOD

EXHIBIT A
PRESS RELEASE

BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel:  (808) 531-8400

BARNWELL INDUSTRIES REACHES AGREEMENT WITH
MRMP STOCKHOLDERS TO END POTENTIAL PROXY CONTEST

Agrees to Designated Slate of Directors for Election at 2021 Annual Meeting of Stockholders

HONOLULU, HAWAII, January 28, 2021 -- Barnwell Industries, Inc. (NYSE-American: BRN) (“Barnwell” or the “Company”) is pleased to announce today that it has entered into a cooperation and support agreement with MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, Ned L. Sherwood and Bradley M. Tirpak (collectively, the “MRMP Stockholders”), with respect to the potential proxy contest pertaining to the election of directors to our Board of Directors (the “Board”).

Pursuant to the terms of the agreement, among other things, the Company will nominate its current slate of directors, which includes three of the MRMP nominees and two new independent directors elected in 2020, to stand for reelection to the Board at the upcoming 2021 annual meeting of stockholders.

The MRMP Stockholders have agreed to vote their shares of common stock of the Company in favor of the election of the designated slate, and the MRMP Stockholders have agreed to withdraw their proposed slate of directors.

Mr. Grossman, Chairman of the Board, said, “We are gratified to have reached this constructive outcome.  In addition to demonstrating the Board’s commitment to acting in the long-term interests of our stockholders, this cooperation and support agreement continues the significant progress the Company has made over the past year toward strengthening and streamlining both our governance and operations.”

Mr. Sherwood added, “As a significant Barnwell stockholder, I’m gratified that the Board of Directors will be unchanged from last year and be able to continue its efforts to move the Company forward.  I’m pleased that Barnwell’s share price rose 370% from $.56 on April 3, 2020 to $2.06 per share as of the close on January 25, 2021.  We are hopeful that the momentum builds in 2021 given the current appreciation in the price of oil, the increased velocity in Hawaiian land sales, and the stability of the water drilling business.  The agreement that we have forged with the Company should avoid distraction and unnecessary expense allowing our Board to continue to position Barnwell for long term positive cash generation and further share price appreciation.”

The complete agreement between the Company and the MRMP Stockholders will be attached as an exhibit to a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Barnwell Industries, Inc.

Barnwell Industries, Inc. and its subsidiaries are principally engaged in oil and natural gas exploration, development, production and sales in Canada; investing in leasehold interests in real estate in Hawaii; and well drilling services and water pumping system installation and repairs in Hawaii.

Additional Information

Barnwell intends to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2021 Annual Meeting. Details concerning the nominees of Barnwell's Board of Directors for election at the 2021 Annual Meeting will be included in the proxy statement. BARNWELL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Barnwell with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Barnwell, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Barnwell’s stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the ownership of Barnwell’s directors and executive officers in Barnwell stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Barnwell’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020 and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

Media Contacts
Gagnier Communications
Jeffrey Mathews / Dan Gagnier
(646) 569-5711
Barnwell@gagnierfc.com